Exhibit 99.1

news release

Encana Reports 2019 Third Quarter Financial and Operating Results

Company continues to generate significant free cash flow through capital discipline and strong operational performance

Third quarter 2019 highlights:

•	Financial performance driven by strong liquids production and cost focus.

•	Net earnings of $149 million, or $0.11/share, with non-GAAP operating earnings of $195 million, or $0.15/share.

•	Cash from operating activities of $756 million with non-GAAP cash flow of $817 million.

•	Non-GAAP free cash flow of $251 million.

•	Raised 2019 production outlook while maintaining original capital guidance and reducing costs.

•	Increased forecast for annualized G&A synergies to $200 million from original target of $125 million.

•	Strong oil and condensate production of 237 thousand barrels per day (Mbbls/d), and total production of 605 thousand barrels of oil equivalent per day (MBOE/d).

•	Anadarko Basin continued strong production; currently producing 162 MBOE/d, up 13 percent over one year ago proforma.

•	STACK pacesetter well costs under $6.0 million and 90-day cycle times driven by increased completion efficiencies and operational performance.

•	Permian Basin achieves record average quarterly production of 111 MBOE/d.

•	Montney liquids production of 54 Mbbls/d, up 22 percent over one year ago.

•	Total costs decreased to $11.95 per barrel of oil equivalent (BOE). Lowered full year guidance for costs.

•	Non-GAAP cash flow margin of $14.67/BOE.

•	Completed 2019 share buyback program of $1.25 billion, reducing share count by approximately 13 percent.

CALGARY, October 31, 2019 — Encana Corporation (NYSE, TSX: ECA) today announced its third quarter 2019 financial and operating results and plans to hold a conference call with analysts and investors today at 7 a.m. MT (9 a.m. ET). Please see dial-in details within this release. Additional details can be found on the Company’s website at www.encana.com.

“Encana continues to deliver consistently strong financial performance,” said Encana CEO Doug Suttles. “Our business is delivering free cash flow today. We have been very disciplined with our capital allocation and today increased our outlook for 2019 volumes while maintaining our capital investment guidance. We have a unique combination of profitable liquids growth, the generation of free cash and a track record of returning cash to our shareholders. We are confident that our business model is sustainable and that it will ultimately be differentiated by the market.”

Third Quarter Summary

For the third quarter of 2019, Encana posted net earnings of $149 million, or $0.11/share. Non-GAAP operating earnings for the third quarter were $195 million, or $0.15/share.

Cash from operating activities in the third quarter was $756 million. Non-GAAP cash flow increased 39 percent over the comparable period in 2018 to $817 million.

The Company has completed the repurchase of 196.7 million Encana common shares at an average price of $6.35/share. Investment in the program totaled $1,250 million.

At the end of the third quarter, Encana had nearly $3.4 billion of total liquidity including approximately $138 million in cash and cash equivalents.

Encana’s third quarter capital investments totaled $566 million. In the quarter, the company also completed the sale of the Arkoma assets and the exit of operations in China. The Company expects proforma 2019 capital investments to total approximately $2.8 billion, unchanged from the midpoint of its previous guidance range.

Suttles added, “Our ability to drive efficiency improvements ensures that we can continue to deliver competitive returns despite volatility in commodity prices. Our business is resilient, sustainable and competitive both within and outside of our industry. Our free cash flow in 2019 continues to grow and will be used to strengthen our balance sheet.”

Third Quarter Production and Operating Highlights

Total production in the quarter was 605,100 barrels of oil equivalent per day (BOE/d), up four percent year-over-year on a proforma basis. Production in the quarter exceeded the second half guidance. Total production excluding the volumes from Arkoma and China was over 596,000 BOE/d, exceeding the top end of the second half guided range of 565,000 to 585,000 BOE/d. Liquids production also exceeded the second half run-rate of 310,000 – 320,000 barrels per day (bbls/d), coming in over 328,000 bbls/d excluding Arkoma and China volumes. Third quarter total liquids production increased eight percent year-over-year proforma, to 329,200 bbls/d. Oil and condensate production during the period was 237,300 bbls/d.

Capital Investment and Production

	Reportable (1)		Proforma (2)
(for the period ended September 30)	Q3 2019	Q3 2018	Q3 2019	Q3 2018
Upstream Capital Expenditures ($ millions)	563	519	563	890

Oil (Mbbls/d)	178.8	95.5	178.8	172.7
NGLs – Plant Condensate (Mbbls/d)	58.5	41.0	58.5	47.5
NGLs – Other (Mbbls/d)	91.9	42.2	91.9	83.6

Oil and NGLs Total (Mbbls/d)	329.2	178.7	329.2	303.8

Natural gas (MMcf/d)	1,655	1,197	1,655	1,659

Total production (MBOE/d)	605.1	378.2	605.1	580.3

(1)	Reportable includes Encana and Newfield Upstream capital and combined production volumes for Q3 2019. Q3 2018 includes Encana’s capital and production as previously reported.
(2)	Proforma includes Encana and Newfield Upstream capital and combined production volumes for both Q3 2019 and Q3 2018.

Permian

Third quarter production in the Permian Basin averaged a record 111 MBOE/d (83 percent liquids). Encana continues to demonstrate efficiency gains with its four-rig program focused on cube development. Recent wells in Howard County are contributing to the Permian’s strong Q3 production, with wells out-performing their type curve. Encana’s third quarter cubes employed 100 percent recycled water leading to lower water costs, and continued drilling efficiencies are being realized, resulting in an 11 percent reduction in cost per lateral foot versus the prior quarter.

Anadarko

Third quarter Anadarko Basin production averaged 162 MBOE/d (62 percent liquids). Oil and condensate volumes averaged 57 Mbbls/d in the third quarter. Production results are further enhanced with continued completion efficiency gains, with pace-setter wells under $6 million and cycle times reduced to 90 days as a result of deploying our cube development model across the asset. Longer dated production data from 2019 wells continues to track type curve.

Montney

Third quarter Montney production averaged 210 MBOE/d (26 percent liquids). Liquids production during the quarter averaged 54 Mbbls/d. The continued outperformance of the Montney condensate type curve paired with sub 80-day cycle times is accelerating well payouts and further enhancing returns.

Outlook

Encana expects to continue generating significant free cash flow in the fourth quarter of 2019. Strong production results year to date have more than offset the impact of disposition volumes and Encana has increased annual production guidance, lowered cost guidance, and maintained mid-point of original capital guidance. Cost performance has been strong and Encana is now guiding to the bottom end of the previous $12.75 – $13.25 per BOE range.

For more detailed information on the Company’s assets and third quarter results, please refer to the Corporate Presentation at http://investor.encana.com/presentations-events.

Risk Management Program

As of September 30, 2019, Encana has hedged approximately 175.5 Mbbls/d of expected oil and condensate production at an average price of $57.37 per barrel for the balance of 2019. The Company also has about 864 million cubic feet per day (MMcf/d) of its expected remaining 2019 natural gas production hedged at an average price of $2.75 per thousand cubic feet (Mcf). Encana has also hedged approximately 119 Mbbls/d of expected oil and condensate production at an average price of $54.83 per barrel for 2020. The Company also has about 1,038 MMcf/d of its expected 2020 natural gas production hedged at an average price of $2.65 per Mcf.

Dividend Declared

On October 30, 2019, the Board declared a dividend of $0.01875 per common share payable on December 31, 2019, to common shareholders of record as of December 13, 2019.

Conference Call Information

A conference call and webcast to discuss the 2019 third quarter financial and operating results will be held today at 7 a.m. MT (9 a.m. ET). To participate, please dial 888-231-8191 (toll-free in North America) or 647-427-7450 (international) approximately 10 minutes prior to the conference call. The live audio webcast of the conference call, including slides, will also be available on Encana’s website, www.encana.com, under Investors/Presentations & Events. The webcast will be archived for approximately 90 days.

Third Quarter Summary

(for the period ended September 30) ($ millions, except as indicated)	Q3 2019	Q3 2018
Cash from (used in) operating activities	756	885
Deduct (add back):
Net change in other assets and liabilities	(29)	(17)
Net change in non-cash working capital	(32)	313

Non-GAAP cash flow[1]	817	589

Non-GAAP cash flow margin[1] ($/BOE)	14.67	16.93

Non-GAAP cash flow[1]	817	589

Less: capital expenditures	566	523

Non-GAAP free cash flow[1]	251	66

Net earnings (loss)	149	39
Before-tax (addition) deduction:
Unrealized gain (loss) on risk management	(41)	(164)
Restructuring charges	(4)	—
Non-operating foreign exchange gain (loss)	(41)	24
Gain (loss) on divestitures	5	—

	(81)	(140)
Income tax	35	16

After-tax (addition) deduction	(46)	(124)

Non-GAAP operating earnings[1]	195	163

(1)	Non-GAAP cash flow, non-GAAP cash flow margin, non-GAAP free cash flow and non-GAAP operating earnings are defined in Note 1.

Realized Pricing Summary (1)

	Q3 2019	Q3 2018
Liquids ($/bbl)
WTI	56.45	69.50

Encana realized liquids prices[1]	42.24	49.05

Oil	55.92	57.05

NGLs – Plant Condensate	50.55	52.89

NGLs – Other	10.37	27.23

Natural gas
NYMEX ($/MMBtu)	2.23	2.90

Encana realized natural gas price[1] ($/Mcf)	2.07	2.50

(1)	Realized prices include the impact of realized gain (loss) on risk management.

Total Costs Summary

(for the period ended September 30) ($ per BOE)	Q3 2019	Q3 2018
Production, Mineral and Other Taxes	1.18	1.31
Upstream Transportation and Processing	6.05	7.05
Upstream Operating[1]	3.34	3.07
Administrative[1]	1.38	1.17

Total Costs(2) ($/BOE)	11.95	12.60

(1)	Excluding long-term incentive costs and restructuring costs.
(2)	Total costs are a non-GAAP measure as defined in note 1.

NOTE 1: Non-GAAP measures

Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP. These measures are commonly used in the oil and gas industry and/or by Encana to provide shareholders and potential investors with additional information regarding the Company’s liquidity and its ability to generate funds to finance its operations. For additional information regarding non-GAAP measures, see the Company’s website. This news release contains references to non-GAAP measures as follows:

•

Non-GAAP Cash Flow is a non-GAAP measure defined as cash from (used in) operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets. Non-GAAP Cash Flow Margin is a non-GAAP measure defined as Non-GAAP Cash Flow per BOE of production. Non-GAAP Free Cash Flow is a non-GAAP measure defined as Non-GAAP Cash Flow in excess of capital investment, excluding net acquisitions and divestitures.

•

Non-GAAP Operating Earnings (Loss) is a non-GAAP measure defined as net earnings (loss) excluding non-recurring or non-cash items that management believes reduces the comparability of the company’s financial performance between periods. These items may include, but are not limited to, unrealized gains/losses on risk management, impairments, restructuring charges, non-operating foreign exchange gains/losses, gains/losses on divestitures and gains on debt retirement. Income taxes may include valuation allowances and the provision related to the pre-tax items listed, as well as income taxes related to divestitures and U.S. tax reform, and adjustments to normalize the effect of income taxes calculated using the estimated annual effective income tax rate.

•

Total Costs per BOE is a non-GAAP measure defined as the summation of production, mineral and other taxes, upstream transportation and processing expense, upstream operating expense and administrative expense, excluding the impact of long-term incentive and restructuring costs, per BOE of production. Management monitors Total Costs per BOE as a measure of operating performance.

ADVISORY REGARDING OIL AND GAS INFORMATION - The conversion of natural gas volumes to barrels of oil equivalent (BOE) is on the basis of six thousand cubic feet to one barrel. BOE is based on a generic energy equivalency conversion method primarily applicable at the burner tip and does not represent economic value equivalency at the wellhead. Readers are cautioned that BOE may be misleading, particularly if used in isolation.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. FLS include: meeting Encana’s annual guidance, including capital outlook, returns, free cash flow, production targets and liquids growth, and repeatable performance in future years; quality of asset portfolio and commitment to delivering shareholder value; estimated G&A and operating cost synergies and additional savings in well costs; ability to generate free cash flow and amount and use thereof; ability to lower costs and improve efficiencies to deliver competitive returns; benefits of cube development; and outcomes of risk management program. FLS involve assumptions, risks and uncertainties that may cause such statements not to occur or results to differ materially. These assumptions include: future commodity prices and differentials; assumptions in corporate guidance; data contained in key modeling statistics; availability of attractive hedges and enforceability of risk management program; access to transportation and processing facilities; and expectations and projections made in light of Encana’s historical experience and its perception of historical trends. Risks and uncertainties include: integration of Newfield’s business and ability to achieve anticipated benefits; ability to generate sufficient cash flow to meet obligations; commodity price volatility; ability to secure adequate transportation and potential pipeline curtailments; variability and discretion to declare and pay dividends, if any; timing and costs of well, facilities and pipeline construction; business interruption, property and casualty losses or unexpected technical difficulties; counterparty and credit risk; impact of changes in credit rating and access to liquidity, including ability to issue commercial paper; currency and interest rates; risks inherent in Encana’s corporate guidance; failure to achieve cost and efficiency initiatives; risks in marketing operations; risks associated with technology; changes in or interpretation of laws or regulations; risks associated with existing or potential lawsuits and regulatory actions; impact of disputes arising with partners, including suspension of certain obligations and inability to dispose of assets or interests in certain arrangements; ability to acquire or find additional reserves; imprecision of reserves estimates and estimates of recoverable quantities; and other risks and uncertainties as described in Encana’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q and as described from time to time in Encana’s other periodic filings as filed on SEDAR and EDGAR.

Although Encana believes such FLS are reasonable, there can be no assurance they will prove to be correct. The above assumptions, risks and uncertainties are not exhaustive. FLS are made as of the date hereof and, except as required by law, Encana undertakes no obligation to update or revise any FLS.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor contact: (281) 210-5110 (403) 645-3550	Media contact: (281) 210-5253

SOURCE: Encana Corporation